Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2011 relating to the financial statements which appear in the Annual Report of The Kroger Co. 401(k) Retirement Savings Account Plan on Form 11-K for the years ended December 31, 2010 and 2009.

/s/ Clark, Shaefer, Hackett & Co.

Cincinnati, Ohio
March 28, 2012